Exhibit 2.1

ACACIA PHARMA GROUP PLC

PROPOSED TRANSACTION WITH EAGLE PHARMACEUTICALS, INC.

THIS ANNOUNCEMENT CONTAINS REGULATED INFORMATION AND INSIDE INFORMATION

Not for release, publication or distribution, in whole or in part, directly or indirectly in, into or from any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction

For immediate release

28 March 2022, 08:00 a.m. (Brussels time)

RECOMMENDED SCHEME OF ARRANGEMENT

of

ACACIA PHARMA GROUP PLC

by

EAGLE PHARMACEUTICALS, INC.

to be effected by means of a Scheme of Arrangement
under Part 26 of the Companies Act 2006

Summary

This summary should be read in conjunction with, and is subject to, the full text of the following announcement (including its Appendices).

Key highlights

●	Acacia Pharma Group PLC (“Acacia”) met its formulary goals for both Barhemsys® and Byfavo® in FY2021 and continues to be encouraged that feedback for both products is indicative of significant future commercial potential.

●	However, Acacia’s standalone financial condition has been negatively impacted by physical access limitations caused by the global COVID-19 pandemic, and a significant latency of demand due to postponement of surgical procedures. Accordingly, Acacia expects it would require a minimum of approximately US$115m of additional cash to fund operations to break-even (based on projections assuming break-even by early FY2025).

●	As a result, the Acacia Board appointed Greenhill to undertake a comprehensive review of strategic alternatives available to maximise value for Acacia Shareholders. The review included consideration of options to raise additional capital, but found that the terms on which such capital was likely to be available would have led to significant dilution and potential destruction of value for Acacia Shareholders.

●	Following this comprehensive exploration and assessment of all strategic alternatives, the board of directors of Acacia and the board of directors of Eagle Pharmaceuticals, Inc. (“Eagle”) hereby announce that they have reached agreement on the terms of a transfer of the entire issued and to be issued share capital of Acacia to Eagle by way of a scheme of arrangement under Part 26 of the Companies Act 2006 (the “Proposed Transaction”).

●	Under the terms of the Proposed Transaction, each Scheme Shareholder will receive as consideration (the “Consideration”):

for each Scheme Share, €0.68 in cash and 0.0049 New Eagle Shares

●	The Proposed Transaction values Acacia’s existing issued and to be issued share capital at approximately €94.7 million on a fully diluted basis.

●	The cash portion of the Consideration represents approximately 75 per cent. of the total Consideration, and the New Eagle Shares that Acacia Shareholders would receive represent approximately 25 per cent. of the total Consideration, which represents approximately 3.8 per cent. of the enlarged Eagle share capital in issue immediately following completion of the Scheme. The total Consideration equates to €0.90 for each Scheme Share.

●	The Consideration provides Acacia Shareholders with both up-front cash and, through the New Eagle Shares to be acquired by Acacia Shareholders, equity participation in the value creation potential for the enlarged business through de-risked funding requirements, enlarged group synergies, and being part of a well-funded entity with shares trading on a liquid exchange.

●	Having considered all of the available alternatives as part of its strategic review, the Acacia Board believes that the Proposed Transaction represents the best option for Acacia Shareholders to maximise the value of their shares, and therefore unanimously recommends the Proposed Transaction.

●	Furthermore, the Acacia Board considers that there is a significant risk that if the Scheme is not approved by the necessary number of Acacia Shareholders, this could lead to a very material reduction in the value attributable to Acacia Shares and/or an insolvency procedure relating to the Acacia Group, which could in turn result in negligible (if any) value being attributable to Acacia Shares.

●	In making its recommendation, the board of Acacia has considered the financial position of Acacia given the significant operational challenges as a result of the limited physical access to institutions resulting from the global COVID-19 pandemic, as well as the significant latency of demand due to the postponement of non-essential surgical procedures, as a result of which the Acacia Group has experienced a significant reduction in its available liquidity as the net revenue in 2021 and so far in 2022 continues to lag behind expectations.

2

Recommendation, irrevocable undertakings and shareholder support for the Proposed Transaction

●	The Acacia Directors consider the Proposed Transaction to be the best available option for Acacia Shareholders. In making this assessment, the Acacia Directors have received financial advice from Greenhill who, in providing its financial advice, has taken into account the commercial assessments of the Acacia Directors. Accordingly, the Acacia Directors intend unanimously to recommend that Acacia Shareholders vote in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting, as the Acacia Directors have irrevocably undertaken to do in respect of the 217,543 Acacia Shares which they hold and which they control (or can procure the control of) the voting rights, representing approximately 0.22 per cent. of the issued share capital of Acacia on 25 March 2022, being the last business day before this announcement.

●	In addition to the irrevocable undertakings referred to above, Eagle has also received irrevocable undertakings from the three largest shareholders of Acacia to vote in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting in respect of the 49,012,875 Acacia Shares which they hold and which they control (or can procure the control of) the voting rights, representing approximately 48.56 per cent. of the issued share capital of Acacia on 25 March 2022, being the last business day before this announcement.

●	Therefore, Eagle has received irrevocable undertakings representing, in aggregate, 49,230,418 Acacia Shares representing approximately 48.78 per cent. of the issued share capital of Acacia.

●	Further details of these irrevocable undertakings, including the circumstances in which they cease to be binding, are set out in Appendix 3 to this announcement.

Information on Eagle

●	Eagle is a fully integrated pharmaceutical company with research and development, clinical, manufacturing and commercial expertise. Eagle is committed to developing innovative medicines that result in meaningful improvements in patients’ lives. Eagle’s commercialised products include vasopressin injection, PEMFEXY™, RYANODEX®, BENDEKA®, BELRAPZO®, TREAKISYM (Japan), and its oncology and CNS/metabolic critical care pipeline includes product candidates with the potential to address underserved therapeutic areas across multiple disease states. Additional information is available on Eagle’s website at www.eagleus.com.

●	Eagle is listed with shares of its common stock publicly traded on Nasdaq under the trading symbol “EGRX” and has a market capitalisation of approximately US$615 million as at 25 March 2022, being the last business day before this announcement.

3

Comments on the Proposed Transaction

●	Commenting on the Proposed Transaction, Scott Byrd, Chairman of Acacia, said:

“I am proud of the progress that Acacia has achieved in bringing Barhemsys® through clinical trials to the market and in the progress it has subsequently made in launching both this product and Byfavo® in the US. Both products are designed to address clear and important hospital needs and to date have received positive feedback from customers and strong formulary acceptance, positioning them well for future success. However, the global COVID-19 pandemic has resulted in significant and sustained challenges that have significantly disrupted hospital operations, limited access, and dramatically increased the time and investment required for product launches.

The Acacia Board believes this Proposed Transaction represents an opportunity for Acacia shareholders to realise value for their investment in cash and, through Eagle, retain an interest in the future value that may be generated from Barhemsys® and Byfavo® being part of a larger portfolio of hospital products, in the hands of a well-capitalised company. We are therefore unanimously recommending this Proposed Transaction to our shareholders.”

●	Commenting on the Proposed Transaction, Scott Tarriff, President and Chief Executive Officer of Eagle, said:

“We are delighted to announce that we have agreed to terms for the proposed acquisition of Acacia. This will be a very important acquisition for us, both financially and strategically. In recent years, the pharmaceutical industry has witnessed slower uptake of new products and longer ramp periods. In the face of further challenges brought about by the COVID-19 pandemic, many smaller underfunded companies experienced significant hurdles launching products. We therefore believe that Eagle is well suited to drive uptake of these two new products, building from Acacia’s established foundation since its launch, through our experienced and specialised hospital-based sales organisation with minimal additional infrastructure.”

Timetable

●	The Proposed Transaction will be implemented by means of a Court-sanctioned scheme of arrangement between Acacia and the Scheme Shareholders under Part 26 of the Companies Act.

●	The Scheme Document, containing further information about the Proposed Transaction and notices of the Court Meeting and General Meeting, together with the Forms of Proxy, will be sent to Acacia Shareholders and (for information only) participants in the Acacia Share Schemes as soon as reasonably practicable. An expected timetable of principal events will be included in the Scheme Document.

●	The Scheme is expected to become effective between the middle of May 2022 and 30 June 2022, subject to the satisfaction (or, where applicable, waiver) of the terms set out in Appendix 1 to this announcement.

4

This summary should be read in conjunction with, and is subject to, the full text of the following announcement (including its Appendices). The Proposed Transaction will be subject to the terms set out in Appendix 1 and to the full terms and conditions to be set out in the Scheme Document. Appendix 2 contains the sources and bases of certain information contained in this summary and the following announcement. Appendix 3 contains details of the irrevocable undertakings received by Eagle. Appendix 4 contains the definitions of certain terms used in this summary and the following announcement.

Enquiries

Eagle Pharmaceuticals, Inc.	Tel: +1 (201) 326-5300

Scott Tarriff

William Blair (Financial Adviser to Eagle)	Tel: +1 (312) 236 1600

Christian Hodneland, Eugene Kim, Ty Weston

In-Site Communications, Inc. (PR Adviser to Eagle)	Tel: +1 (212) 452-2793

Lisa M. Wilson

Acacia Pharma Group plc	Tel: +1 317 505 1280

Mike Bolinder

Greenhill (Joint Financial Adviser to Acacia)	Tel: +44 20 7198 7400

Kevin Costantino, Rupert Hill, Dean Rodrigues, James Warr

Jefferies (Joint Financial Advisor to Acacia)	Tel: +44 7827 953950

Gil Bar-Nahum

MEDiSTRAVA Consulting (PR Adviser to Acacia)	Tel: +44 20 7638 9571

Frazer Hall, Mark Swallow, David Dible

Cooley (UK) LLP is acting as legal adviser to Eagle in connection with the Proposed Transaction. NautaDutilh BV is acting as legal adviser to Eagle in connection with Belgian law. Sullivan & Cromwell LLP is acting as legal adviser to Acacia in connection with the Proposed Transaction. Eubelius CVBA is acting as legal adviser to Acacia in connection with Belgian law and Acacia’s listing on Euronext Brussels.

5

Further information

This announcement is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Proposed Transaction or otherwise, nor the announcement of a forthcoming solicitation of any offer to acquire or dispose of securities or of any vote or approval, nor shall there be any sale, issuance or transfer of securities of Acacia or Eagle in any jurisdiction. The information contained in this announcement should not be construed to constitute any form of advice or recommendation, including but not limited to investment, tax, legal or other advice, and should not be relied upon as the basis for any decision or action.

The Proposed Transaction will be implemented solely pursuant to the terms of the Scheme Document, which will contain the full terms and conditions of the Proposed Transaction, including details of how to vote in respect of the Proposed Transaction. Any vote in respect of the Scheme or other response in relation to the Proposed Transaction should be made only on the basis of the information contained in the Scheme Document.

This announcement does not constitute a prospectus or a prospectus-equivalent document.

Please be aware that addresses, electronic addresses and certain other information provided by Acacia Shareholders, persons with information rights and other relevant persons for the receipt of communications from Acacia may be provided to Eagle in relation to the Scheme.

William Blair is acting as financial adviser exclusively for Eagle and no one else in connection with the Proposed Transaction; will not regard any other person as a client in relation to the Proposed Transaction and will not be responsible to anyone other than Eagle for providing the protections afforded to clients of William Blair or its affiliates, nor for providing advice in relation to the Proposed Transaction or any other matters referred to in this announcement. Neither William Blair nor any of its affiliates, directors or employees owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, consequential, whether in contract, in tort, in delict, under statute or otherwise) to any person who is not a client of William Blair in connection with this announcement, any statement contained herein, the Proposed Transaction or otherwise.

Greenhill and Jefferies are acting as joint financial advisers exclusively for Acacia and no-one else in connection with the Proposed Transaction; will not regard any other person as a client in relation to the Proposed Transaction and will not be responsible to anyone other than Acacia for providing the protections afforded to clients of Greenhill, Jefferies or their respective affiliates, nor for providing advice in relation to the Proposed Transaction or any other matters referred to in this announcement.

Overseas jurisdictions

The release, publication or distribution of this announcement, or any copy thereof, in or into jurisdictions other than the UK and Belgium may be restricted by law and therefore any persons who are resident in, or who are subject to the law of, any jurisdiction other than the UK and Belgium should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the UK or Belgium to vote their Acacia Shares with respect to the Scheme at the Court Meeting, or to appoint another person as proxy to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Proposed Transaction disclaim any responsibility or liability for the violation of such restrictions by any person.

6

Copies of this announcement and formal documentation relating to the Scheme and the Proposed Transaction will not be, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction or any jurisdiction where to do so would violate the laws of that jurisdiction, and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send such documents in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of the Proposed Transaction.

Further details in relation to Overseas Shareholders will be contained in the Scheme Document.

Additional information for United States investors

The Proposed Transaction relates to the securities of an English company and is proposed to be effected by means of a scheme of arrangement provided for under English law and which will be subject to procedural and disclosure requirements and practices applicable in the UK to schemes of arrangement, which are different from those that may be applicable in the United States. The financial information included in this announcement and the Scheme documentation, if any, has been or will have been prepared in accordance with International Financial Reporting Standards and thus may not be comparable to financial information of United States companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

The New Eagle Shares are being offered pursuant to the Scheme and will be issued in reliance on the exemption from the registration requirements of the United Stated Securities Act of 1933, as amended, provided by Section 3(a)(10) thereof.

Each Acacia Shareholder is urged to consult his or her tax adviser regarding the tax consequences of the Proposed Transaction applicable to him or her.

It may be difficult for United States holders to enforce their rights and any claims they may have arising under the United States federal securities laws.

Forward looking statements

This announcement (including information incorporated by reference in this announcement), oral statements made regarding the Proposed Transaction, and other information published by Eagle and/or Acacia contain statements which are, or may be deemed to be, “forward-looking statements”. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Eagle and Acacia about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. The forward-looking statements contained in this announcement may include statements relating to the expected effects of the Proposed Transaction on Eagle and Acacia, the expected timing and scope of the Proposed Transaction and other statements other than historical facts. Often, but not always, forward-looking statements can be identified by the use of forward-looking words such as “plans”, “expects” or “does not expect”, “is expected”, “is subject to”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved. These statements include, but are not limited to, statements regarding future events such as: the strategic fit of Barhemsys® and Byfavo® with Eagle’s specialised hospital-based salesforce; statements regarding the addressable market size and commercial potential for Barhemsys® and Byfavo® and other products or product candidates; the expected structure, anticipated synergies, terms, timing and closing of the Proposed Transaction; Eagle’s marketing, product development, partnering and growth strategy, including relating to the commercialisation of Barhemsys® and Byfavo®, and the ability of Acacia’s technology and know-how to help Eagle achieve its strategy; the expectation that the addition of Barhemsys® and Byfavo® will be accretive to Eagle, and the timing thereof; the expected sources of financing for the Proposed Transaction; the ability of Eagle to expand the application of the Acacia products; the timing, scope or likelihood and timing of regulatory filings and approvals from the FDA for Eagle’s product candidates, including landiolol; the ability of Barhemsys® and Byfavo® to address unmet clinical needs; the ability of Barhemsys® to offer significant economic savings to hospitals and ambulatory centres; the ability of Byfavo® to offer potential health economic benefits and enable shorter procedure times and greater patient throughput; the ability of the Proposed Transaction to create value for Eagle’s shareholders; and the ability of Eagle’s executive team to execute on Eagle’s strategy and build stockholder value.

7

Although Eagle and Acacia believe that the expectations reflected in such forward-looking statements are reasonable, Eagle and Acacia can give no assurance that such expectations will prove to be correct. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, changes in the global political, economic, business and competitive environments (including, but not limited to, the impacts of the COVID-19 pandemic and geopolitical events such as the conflict in Ukraine); inability to obtain, or meet conditions imposed for, required governmental and regulatory approvals; interruptions or other adverse effects to clinical trials; legal or regulatory developments and changes, including, but not limited to, changes in environmental and health and safety regulations; government actions; foreign exchange rate and interest rate fluctuations; changes in tax rates; weak, volatile or illiquid capital and/or credit markets; market position of the companies comprising the Acacia Group; earnings; financial position; cash flows; return on capital and operating margins; anticipated investments; the ability of Eagle or the Acacia Group to obtain capital/additional finance; an unexpected decline in revenue or profitability; retention of senior management; the maintenance of labour relations; fluctuations in commodity prices and other input costs; operating and financial restrictions as a result of financing arrangements; changes in consumer habits and preferences including a reduction in demand by customers; competitive product and pricing pressures; future business combinations or disposals; success of business and operating initiatives; changes in the level of capital investment; manufacturing and supply chain interruptions, adverse effects on healthcare systems, disruption in the operations of third party partners and disruption of the global economy, and the overall impact of the COVID-19 pandemic or other events on Eagle or Acacia’s business, financial condition and results of operations; whether Eagle will successfully implement its development plan for, and successfully market and commercialise, its product candidates; the success of relationships with partners; the availability and pricing of third party sourced products and materials; the outcome of litigation involving any products or that may have an impact on any of Eagle or Acacia’s products; successful compliance with the FDA and other governmental regulations applicable to product approvals, manufacturing facilities, products and/or businesses; the strength and enforceability of Eagle or Acacia’s intellectual property rights or the rights of third parties; competition from other pharmaceutical and biotechnology companies and the potential for competition from generic entrants into the market; the risks inherent in the early stages of drug development and in conducting clinical trials; the outcome of Acacia’s shareholder vote, the Court and other closing conditions; and factors in addition to the foregoing that may impact Eagle or Acacia’s expectations, including, among other things, any potential business development transactions, acquisitions, restructurings or legal settlements, in addition to any unanticipated factors, that may cause actual results and outcomes to materially differ.

8

Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements should therefore be construed in the light of such factors. Neither Eagle nor Acacia, nor any of their respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this announcement will actually occur. You are cautioned not to place undue reliance on these forward-looking statements. Other than in accordance with their legal or regulatory obligations, neither Eagle or Acacia is under any obligation, and Eagle and Acacia expressly disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

No profit forecasts or estimates

No statement in this announcement is intended as a profit forecast, profit estimate or quantified benefits statement for any period, and no statement in this announcement should be interpreted to mean that earnings or earnings per share for Eagle or Acacia, as appropriate, for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for Eagle or Acacia, as appropriate.

Hard copies

Acacia Shareholders may request a hard copy of this announcement and any information incorporated into it by reference to another source in hard copy form by writing to Acacia Pharma Group PLC, The Officers’ Mess Royston Road, Duxford, Cambridge, England, CB22 4QH or by calling Anne-Marie Elsley, Company Secretary on +441223919760, during normal business hours. A hard copy of this announcement will not be sent unless so requested. Acacia Shareholders may also request that all future documents, announcements and information sent in relation to the Proposed Transaction should be sent in hard copy form, again by writing to the address set out above or by calling the telephone number above.

9

THIS ANNOUNCEMENT CONTAINS REGULATED INFORMATION AND INSIDE INFORMATION

Not for release, publication or distribution, in whole or in part, directly or indirectly in, into or from any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction

For immediate release

28 March 2022, 08:00 a.m. (Brussels time)

RECOMMENDED SCHEME OF ARRANGEMENT

of

ACACIA PHARMA GROUP PLC

by

EAGLE PHARMACEUTICALS, INC.

to be effected by means of a Scheme of Arrangement
under Part 26 of the Companies Act 2006

1.	Introduction

The board of directors of Acacia Pharma Group PLC (“Acacia”) and the board of directors of Eagle Pharmaceuticals, Inc. (“Eagle”) are pleased to announce that they have reached agreement on the terms of a transfer of the entire issued and to be issued share capital of Acacia to Eagle by way of a scheme of arrangement under Part 26 of the Companies Act 2006.

2.	The Proposed Transaction

Under the terms of the Proposed Transaction, which will be subject to the terms set out in Appendix 1 to this announcement and the full terms and conditions to be set out in the Scheme Document, Scheme Shareholders at the Scheme Record Time will be entitled to receive as consideration (the “Consideration”):

for each Scheme Share, €0.68 in cash and 0.0049 New Eagle Shares

The Proposed Transaction values Acacia’s existing issued and to be issued share capital at approximately €94.7 million on a fully diluted basis.

The cash portion of the Consideration represents approximately 75 per cent. of the total Consideration, and the New Eagle Shares that Acacia Shareholders would receive represent approximately 25 per cent. of the total Consideration, which represents approximately 3.8 per cent. of the enlarged Eagle share capital in issue immediately following completion of the Scheme. The total Consideration equates to €0.90 for each Scheme Share.

10

If, on or after the date of this announcement and prior to the Effective Date, any dividend and/or other distribution and/or other return of capital is declared, made or paid by Acacia or becomes payable by Acacia in respect of the Acacia Shares, Eagle reserves the right to reduce the consideration payable under the terms of the Proposed Transaction for the Acacia Shares at such date by an amount equal to the aggregate amount of such dividend and/or distribution and/or return of capital. In such circumstances, Acacia Shareholders would be entitled to retain any such dividend and/or other distribution and/or other return of capital.

3.	Background to and reasons for Eagle’s involvement in the Proposed Transaction

The Proposed Transaction represents an opportunity for Eagle’s highly skilled hospital-based salesforce to integrate and promote Byfavo® and Barhemsys® and to leverage longstanding relationships to realise the full potential of these assets. Acacia has an anticipated strong synergistic fit with Eagle’s current and expanding portfolio of hospital products and other expected cost synergies, and the Proposed Transaction is an attractive opportunity to accelerate Eagle’s existing growth strategy and further its advantage in acute care.

Acacia’s commercial stage, new chemical entity products with long patent duration through 2031 would add complementary and diversified revenue streams to Eagle. The Proposed Transaction creates a compelling commercial opportunity in both of Acacia’s FDA-approved products:

●	Barhemsys® is the first and only antiemetic approved for rescue treatment of postoperative nausea and vomiting despite prophylaxis and offers the potential for savings to hospitals and ambulatory centres; and

●	Byfavo ® addresses an unmet need in procedural sedation by offering a fast-acting agent with a favorable safety profile versus other current treatments.

Eagle has a strong financial position which enables it to invest in this opportunity for potential significant value creation. Separately, Eagle has also agreed to issue a guarantee in favour of Cosmo Technologies Ltd (“Cosmo”), on the Effective Date, to unconditionally and irrevocably guarantee to Cosmo the due and punctual performance and observance by Acacia of all of Acacia’s obligations under the loan facility agreement dated 10 January 2020 between Acacia and Cosmo.

4.	Background to and reasons for the Recommendation

As expected and as previewed by Acacia in its interim results announcement made on 30 September 2021, Acacia met its formulary goals for both Barhemsys® and Byfavo® for the full year 2021 and continues to be very encouraged by the positive user feedback received for both products. Acacia continues to believe these products, with the right promotional support, are well positioned to deliver significant commercial success in the future.

11

However, as previously communicated, there remain significant operational challenges for Acacia as a result of the limited physical access to institutions resulting from the global COVID-19 pandemic, as well as the significant latency of demand due to the postponement of non-essential surgical procedures. The market has continued to be challenging as a result of the global COVID-19 pandemic, resulting in disrupted hospital operations, limited access, and significantly increased time and capital investment required for product launches. As a result of these conditions, the Acacia Group has experienced a significant reduction in its available liquidity as the net revenue in 2021 and so far in 2022 continues to lag behind expectations.

Against this challenging backdrop, Acacia’s performance in 2021 against its formulary targets has been positive and has continued to position the business well for growth over the longer term. Net revenues for FY2021 were US$1.2 million, cash as at 31 December 2021 was US$21.4 million and the cash runway, consistent with what has previously been communicated, would continue to finance Acacia until mid-2022 as it has managed its cash accordingly. However, in light of the continued delay in achieving significant revenues, Acacia now expects it would require a minimum of approximately US$115 million of additional cash to fund operations to break even (estimated to be by early FY2025).

As a result, the Acacia Board appointed Greenhill to undertake a comprehensive review of strategic alternatives available to maximise value for Acacia Shareholders.

The review of strategic alternatives has included consideration of options to raise additional capital, but found that the terms on which such capital was likely to be available would have led to significant dilution and potential destruction of value for Acacia Shareholders. Moreover, it was not clear that it would be viable to raise sufficient capital available to cover Acacia’s requirements, meaning Acacia would likely have only a slightly longer runway following any such dilution. The strategic review also considered obtaining further debt financing but, due to the terms of the existing debt of Acacia and Acacia’s low revenue/early-stage position, any debt financing would have required acceptance of terms that would have been significantly destructive of shareholder value.

A process was therefore undertaken in which proposals were solicited from multiple parties to acquire the entire issued share capital of Acacia and, in response, several proposals of different types were received and considered carefully by the Acacia Board.

Following consideration of the available proposals, and having regard to the advice provided by Greenhill and in view of Acacia’s available resources, the Acacia Board unanimously believe that the Proposed Transaction with Eagle is the best available option for Acacia Shareholders to maximise the value of their Acacia Shares.

Acacia Shareholders should note that, if the Scheme is not approved by the necessary number of Acacia Shareholders and, as a result, does not become unconditional in all respects, the Scheme will not come into effect. In that circumstance, the Acacia Board may not be able to negotiate alternative arrangements to ensure Acacia’s financial survival in its current form. It is impossible at this time to predict with certainty the consequences of a failure of the Scheme, but given the financial and liquidity situation of Acacia and on the basis of the information currently available to the Acacia Board, the Acacia Board considers that there is a significant risk that if the Scheme is not approved by the necessary number of Acacia Shareholders, this could lead to a very material reduction in the value attributable to Acacia Shares and/or an insolvency procedure relating to the Acacia Group, which could in turn result in negligible (if any) value being attributable to the Acacia Shares.

12

5.	Recommendation, irrevocable undertakings and shareholder support for the Proposed Transaction

Following the completion of its review of strategic alternatives, the Acacia Board consider the terms of the Proposed Transaction to be the best available option for Acacia Shareholders. In making this assessment, the Acacia Directors have received financial advice from Greenhill who, in providing its financial advice, has taken into account the commercial assessments of the Acacia Directors.

Accordingly, the Acacia Directors intend unanimously to recommend that Acacia Shareholders vote in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting, as the Acacia Directors have irrevocably undertaken to do in respect of the 217,543 Acacia Shares which they hold and which they control (or can procure the control of) the voting rights, representing approximately 0.22 per cent. of the issued share capital of Acacia on 25 March 2022, being the last business day before this announcement.

In addition to the irrevocable undertakings referred to above, Eagle has also received irrevocable undertakings from the three largest shareholders of Acacia to vote in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting in respect of the 49,012,875 Acacia Shares which they hold and which they control (or can procure the control of) the voting rights, representing approximately 48.56 per cent. of the issued share capital of Acacia on 25 March 2022, being the last business day before this announcement.

Therefore, Eagle has received irrevocable undertakings representing, in aggregate, 49,230,418 Acacia Shares representing approximately 48.78 per cent. of the issued share capital of Acacia.

Further details of these irrevocable undertakings, including the circumstances in which they cease to be binding, are set out in Appendix 3 to this announcement.

6.	Irrevocable undertakings

As described above, Eagle has received irrevocable undertakings from the Acacia Directors and the three largest shareholders of Acacia to vote in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting in respect of the 49,230,418 Acacia Shares which they hold and of which they control (or can procure the control of) the voting rights, representing approximately 48.78 per cent. of the existing issued share capital on 25 March 2022, being the last business day before this announcement.

13

These undertakings will cease to be binding in certain circumstances, including if: (i) the Scheme does not become effective, lapses or is withdrawn without becoming or being declared unconditional in accordance with its terms, or (ii) the Scheme lapses or is withdrawn or otherwise becomes incapable of becoming effective or has not become effective on or before the date falling six months after the date the irrevocable undertakings were entered into (or such later date as Eagle and Acacia agree in writing and that the Court, if required, approves). Further details of these irrevocable undertakings are set out in Appendix 3 to this announcement.

7.	Information relating to Eagle

Eagle is a fully integrated pharmaceutical company with research and development, clinical, manufacturing and commercial expertise. Eagle is committed to developing innovative medicines that result in meaningful improvements in patients’ lives. Eagle’s commercialised products include vasopressin injection, PEMFEXY™, RYANODEX®, BENDEKA®, BELRAPZO®, TREAKISYM (Japan), and its oncology and CNS/metabolic critical care pipeline includes product candidates with the potential to address underserved therapeutic areas across multiple disease states. Additional information is available on Eagle’s website at www.eagleus.com.

Eagle is listed with shares of its common stock publicly traded on Nasdaq under the trading symbol “EGRX” and has a market capitalisation of approximately US$615 million as at 25 March 2022, being the last business day before this announcement.

8.	Information relating to Acacia

Acacia is a hospital pharmaceutical company focused on the development and commercialisation of new products aimed at improving the care of patients undergoing significant treatments such as surgery, other invasive procedures or cancer chemotherapy. Acacia is a public company limited by shares, incorporated in England and is listed on the Euronext Brussels exchange under the ISIN code GB00BYWF9Y76 and ticker symbol ACPH.

9.	Financing

The cash consideration payable by Eagle under the terms of the Scheme will be approximately €71.6 million. The consideration payable by Eagle under the terms of the Scheme will be financed by existing cash resources of Eagle.

Further information on the financing of the Scheme will be set out in the Scheme Document.

14

10.	Acacia Share Schemes

Participants in the Acacia Share Schemes will be contacted regarding the effect of the Scheme on their rights, options and awards under the Acacia Share Schemes, and appropriate proposals will be made to such participants in due course. Details of these proposals will be set out in separate letters to be sent to participants in the Acacia Share Schemes.

Details of these proposals will be set out in the Scheme Document.

11.	Co-operation Agreement

On 27 March 2022, Acacia and Eagle entered into the Co-operation Agreement, which contains certain obligations and commitments in relation to the implementation of the Proposed Transaction, including certain warranties to be given by Acacia and Eagle and provisions in relation to the conduct of Acacia between the date of the Co-operation Agreement and the business day prior to the Scheme Court Hearing.

Under the Co-operation Agreement, Acacia will pay Eagle a break payment of US$1,000,000 in cash upon termination of the Co-operation Agreement under certain circumstances relating to a Board Adverse Recommendation Change (as defined therein) or a Competing Proposal (as defined therein) being recommended by the Acacia Directors.

The Proposed Transaction will also terminate and the Scheme will be withdrawn or will lapse if the Co-operation Agreement is terminated in accordance with its terms. Further details of the termination provisions are set out in Appendix 1 of this announcement. A copy of the Co-operation Agreement is also appended to this announcement at Appendix 5.

12.	Structure of the Proposed Transaction

The Proposed Transaction will be implemented by means of a Court-sanctioned scheme of arrangement between Acacia and the Scheme Shareholders under Part 26 of the Companies Act.

The purpose of the Scheme is to provide for Eagle to become the owner of the entire issued and to be issued share capital of Acacia. In order to achieve this, the Scheme Shares held by the Scheme Shareholders will be transferred to Eagle under the Scheme, in consideration for which the Scheme Shareholders will receive cash and New Eagle Shares on the basis set out in paragraph 2 of this announcement.

The Scheme will be subject to the terms set out in Appendix 1 to this announcement and to the full terms and conditions to be set out in the Scheme Document. In particular, the Scheme will only become effective if, among other things, the following events occur on or before 30 June 2022:

●	a resolution to approve the Scheme is passed by a majority in number of the Scheme Shareholders present and voting (and entitled to vote) at the Court Meeting (and any separate class meeting which may be required by the Court (or at any adjournment thereof)), either in person or by proxy, representing not less than 75 per cent. in value of the Scheme Shares held by such Scheme Shareholders (or the relevant class or classes thereof);

15

●	each of the Resolutions necessary to implement the Scheme are passed by the requisite majority of Acacia Shareholders at the General Meeting (which will require the approval of Acacia Shareholders representing at least 75 per cent. of the votes cast at the General Meeting, either in person or by proxy);

●	the Co-operation Agreement is not terminated in accordance with its terms;

●	the Scheme is sanctioned by the Court (with or without modification, on terms agreed by Eagle and Acacia); and

●	an office copy of the Scheme Court Order is delivered to the Registrar of Companies.

Upon the Scheme becoming effective: (i) it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting and/or the General Meeting (and if they attended and voted, whether or not they voted in favour of the Scheme at the Court Meeting and the Resolutions proposed at the General Meeting); and (ii) share certificates in respect of Acacia Shares will cease to be valid and entitlements to Acacia Shares held within the CREST system will be cancelled. The cash consideration for the transfer of the Scheme Shares to Eagle will be dispatched to Scheme Shareholders no later than 14 days after the Effective Date. The share consideration for the transfer of the Scheme Shares to Eagle will be issued to the Scheme Shareholders no later than 14 days after the Effective Date.

Any Acacia Shares issued before the Scheme Record Time will be subject to the terms of the Scheme. The Resolutions to be proposed at the General Meeting will, amongst other matters, provide that Acacia’s articles of association be amended to incorporate provisions requiring any Acacia Shares issued after the Scheme Record Time (other than to Eagle and/or its nominees) to be automatically transferred to Eagle on the same terms as the Scheme (other than terms as to timings and formalities). The provisions of Acacia’s articles of association (as amended) will avoid any person (other than Eagle and/or its nominees) holding Acacia Shares after the Effective Date.

If the Scheme does not become effective by no later than 30 June 2022, it will lapse and the Proposed Transaction will not proceed (unless Eagle and Acacia otherwise agree).

The Scheme Document will include full details of the Scheme, together with notices of the Court Meeting and the General Meeting. The Scheme Document will also contain the expected timetable for the Scheme and will specify the necessary actions to be taken by Acacia Shareholders. It is expected that the Scheme will become effective during the period between the middle of May 2022 and 30 June 2022. The Scheme Document will be available on Acacia’s website at https://acaciapharma.com/investors and be sent in hard copy form to the Acacia Shareholders who have requested a hard copy.

16

Any New Eagle Shares issued to Acacia Shareholders in connection with the Scheme will: (i) rank pari passu in all respects with the shares of common stock of Eagle in issue at the time the New Eagle Shares are issued pursuant to the Scheme; and (ii) carry the right to receive and retain dividends and other distributions declared, made or paid by reference to a record date falling on or after the date on which the New Eagle Shares are issued (but will not, for the avoidance of doubt, carry the right to receive any dividends and other distributions for which the record date is before the date on which such New Eagle Shares are issued).

13.	Dividends

If, on or after the date of this announcement and prior to the Effective Date, any dividend and/or other distribution and/or other return of capital is declared, made or paid by Acacia or becomes payable in respect of the Acacia Shares, Eagle reserves the right to reduce the consideration payable under the terms of the Proposed Transaction for the Acacia Shares at such date by an amount equal to the aggregate amount of such dividend and/or distribution and/or return of capital. In such circumstances, the Acacia Shareholders would be entitled to retain any such dividend and/or other distribution and/or other return of capital.

14.	Listing and delisting

Shares of Eagle’s common stock are listed on Nasdaq. Prior to the Scheme becoming effective, Eagle will apply to have the New Eagle Shares listed on Nasdaq once the Scheme has become effective.

The Acacia Shares are admitted to trading on the regulated market of Euronext Brussels. Prior to the Scheme becoming effective, it is intended that an application will be made to the market operator of Euronext Brussels for the cancellation of the listing and trading of the Acacia Shares on Euronext Brussels, with effect as of or shortly following the Effective Date.

It is expected that the last day of dealings in Acacia Shares on Euronext Brussels will be the business day immediately prior to the Effective Date and no transfers will be registered after 6.00 p.m. (Brussels time) on that date.

It is also intended that, following the Scheme becoming effective, Acacia will be re-registered as a private company limited by shares under the relevant provisions of the Companies Act.

15.	Overseas shareholders

The availability of the Scheme to Acacia Shareholders, the New Eagle Shares to be issued pursuant to the Scheme to Acacia Shareholders and the distribution of this announcement to Acacia Shareholders who are not resident in the United Kingdom or Belgium may be affected by the laws of the relevant jurisdiction in which they are located. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. Acacia Shareholders who are in any doubt regarding such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay.

17

This announcement does not constitute an offer for sale for any securities or an offer or an invitation to purchase any securities. Acacia Shareholders are advised to read carefully the Scheme Document and related Forms of Proxy once these have been dispatched.

16.	Acacia issued share capital

Acacia confirms that it has 100,923,133 Acacia Shares in issue as of the date of this announcement. The International Securities Identification Number for Acacia Shares is GB00BYWF9Y76.

17.	Fractional entitlements

Fractions of New Eagle Shares will not be allotted to Acacia Shareholders. Instead, all fractional shares which a holder of Acacia Shares would otherwise be entitled to receive will be aggregated and calculations will be rounded down, and such holder shall receive, in lieu of such fractional entitlements, cash in an amount (rounded down to the nearest penny) equal to such fractional amount multiplied by the last reported sale price of the shares of the common stock of Eagle on Nasdaq (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source selected by Eagle) on the last business day prior to the Effective Date.

18.	General

The Scheme will be governed by English law and will be subject to the jurisdiction of the courts of England and Wales. The Scheme will be subject to the applicable requirements of Euronext Brussels.

The principal terms and conditions of the Scheme are set out in Appendix 1. The bases and sources of certain financial information contained in this announcement are set out in Appendix 2. Certain terms used in this announcement are defined in Appendix 4.

An indicative timetable of the Scheme is set out in Schedule 2 of the Co-operation Agreement.

19.	Consents

Each of William Blair, Greenhill and Jefferies has given and not withdrawn its consent to the publication of this announcement with the inclusion herein of the references to its name in the form and context in which it appears.

18

Enquiries

Eagle Pharmaceuticals, Inc.	Tel: +1 (201) 326-5300

Scott Tarriff

William Blair (Financial Adviser to Eagle)	Tel: +1 (312) 236 1600

Christian Hodneland, Eugene Kim, Ty Weston

In-Site Communications, Inc. (PR Adviser to Eagle)	Tel: +1 (212) 452-2793

Lisa M. Wilson

Acacia Pharma Group plc	Tel: +1 317 505 1280

Mike Bolinder

Greenhill (Joint Financial Adviser to Acacia)	Tel: +44 20 7198 7400

Kevin Costantino, Rupert Hill, Dean Rodrigues, James Warr

Jefferies (Joint Financial Advisor to Acacia)	Tel: +44 7827 953950

Gil Bar-Nahum

MEDiSTRAVA Consulting (PR Adviser to Acacia)	Tel: +44 20 7638 9571

Frazer Hall, Mark Swallow, David Dible

Cooley (UK) LLP is acting as legal adviser to Eagle in connection with the Proposed Transaction. NautaDutilh BV is acting as legal adviser to Eagle in connection with Belgian law. Sullivan & Cromwell LLP is acting as legal adviser to Acacia in connection with the Proposed Transaction. Eubelius CVBA is acting as legal adviser to Acacia in connection with Belgian law and its listing on Euronext Brussels.

Further information

This announcement is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Proposed Transaction or otherwise, nor the announcement of a forthcoming solicitation of any offer to acquire or dispose of securities or of any vote or approval, nor shall there be any sale, issuance or transfer of securities of Acacia or Eagle in any jurisdiction. The information contained in this announcement should not be construed to constitute any form of advice or recommendation, including but not limited to investment, tax, legal or other advice, and should not be relied upon as the basis for any decision or action.

19

The Proposed Transaction will be implemented solely pursuant to the terms of the Scheme Document, which will contain the full terms and conditions of the Proposed Transaction, including details of how to vote in respect of the Proposed Transaction. Any vote in respect of the Scheme or other response in relation to the Proposed Transaction should be made only on the basis of the information contained in the Scheme Document.

This announcement does not constitute a prospectus or a prospectus-equivalent document.

Please be aware that addresses, electronic addresses and certain other information provided by Acacia Shareholders, persons with information rights and other relevant persons for the receipt of communications from Acacia may be provided to Eagle in relation to the Scheme.

William Blair is acting as financial adviser exclusively for Eagle and no one else in connection with the Proposed Transaction; will not regard any other person as a client in relation to the Proposed Transaction and will not be responsible to anyone other than Eagle for providing the protections afforded to clients of William Blair or its affiliates, nor for providing advice in relation to the Proposed Transaction or any other matters referred to in this announcement. Neither William Blair nor any of its affiliates, directors or employees owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, consequential, whether in contract, in tort, in delict, under statute or otherwise) to any person who is not a client of William Blair in connection with this announcement, any statement contained herein, the Proposed Transaction or otherwise.

Greenhill and Jefferies are acting as joint financial advisers exclusively for Acacia and no-one else in connection with the Proposed Transaction; will not regard any other person as a client in relation to the Proposed Transaction and will not be responsible to anyone other than Acacia for providing the protections afforded to clients of Greenhill, Jefferies or their respective affiliates, nor for providing advice in relation to the Proposed Transaction or any other matters referred to in this announcement.

Overseas jurisdictions

The release, publication or distribution of this announcement, or any copy thereof, in or into jurisdictions other than the UK and Belgium may be restricted by law and therefore any persons who are resident in, or who are subject to the law of, any jurisdiction other than the UK and Belgium should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the UK or Belgium to vote their Acacia Shares with respect to the Scheme at the Court Meeting, or to appoint another person as proxy to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Proposed Transaction disclaim any responsibility or liability for the violation of such restrictions by any person.

Copies of this announcement and formal documentation relating to the Scheme and the Proposed Transaction will not be and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction or any jurisdiction where to do so would violate the laws of that jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send such documents in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of the Proposed Transaction.

20

Further details in relation to Overseas Shareholders will be contained in the Scheme Document.

Additional information for United States investors

The Proposed Transaction relates to the securities of an English company and is proposed to be effected by means of a scheme of arrangement provided for under English law and which will be subject to procedural and disclosure requirements and practices applicable in the UK to schemes of arrangement, which are different from those that may be applicable in the United States. The financial information included in this announcement and the Scheme documentation, if any, has been or will have been prepared in accordance with International Financial Reporting Standards and thus may not be comparable to financial information of United States companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

The New Eagle Shares are being offered pursuant to the Scheme and will be issued in reliance on the exemption from the registration requirements of the United Stated Securities Act of 1933, as amended, provided by Section 3(a)(10) thereof.

Each Acacia Shareholder is urged to consult his or her tax adviser regarding the tax consequences of the Proposed Transaction applicable to him or her.

It may be difficult for United States holders to enforce their rights and any claims they may have arising under the United States federal securities laws.

Forward looking statements

This announcement (including information incorporated by reference in this announcement), oral statements made regarding the Proposed Transaction, and other information published by Eagle and/or Acacia contain statements which are, or may be deemed to be, “forward-looking statements”. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Eagle and Acacia about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. The forward-looking statements contained in this announcement may include statements relating to the expected effects of the Proposed Transaction on Eagle and Acacia, the expected timing and scope of the Proposed Transaction and other statements other than historical facts. Often, but not always, forward-looking statements can be identified by the use of forward-looking words such as “plans”, “expects” or “does not expect”, “is expected”, “is subject to”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved. These statements include, but are not limited to, statements regarding future events such as: the strategic fit of Barhemsys® and Byfavo® with Eagle’s specialised hospital-based salesforce; statements regarding the addressable market size and commercial potential for Barhemsys® and Byfavo® and other products or product candidates; the expected structure, anticipated synergies, terms, timing and closing of the Proposed Transaction; Eagle’s marketing, product development, partnering and growth strategy, including relating to the commercialisation of Barhemsys® and Byfavo®, and the ability of Acacia’s technology and know-how to help Eagle achieve its strategy; the expectation that the addition of Barhemsys® and Byfavo® will be accretive to Eagle, and the timing thereof; the expected sources of financing for the Proposed Transaction; the ability of Eagle to expand the application of the Acacia products; the timing, scope or likelihood and timing of regulatory filings and approvals from the FDA for Eagle’s product candidates, including landiolol; the ability of Barhemsys® and Byfavo® to address unmet clinical needs; the ability of Barhemsys® to offer significant economic savings to hospitals and ambulatory centres; the ability of Byfavo® to offer potential health economic benefits and enable shorter procedure times and greater patient throughput; the ability of the Proposed Transaction to create value for Eagle’s shareholders; and the ability of Eagle’s executive team to execute on Eagle’s strategy and build stockholder value.

21

Although Eagle and Acacia believe that the expectations reflected in such forward-looking statements are reasonable, Eagle and Acacia can give no assurance that such expectations will prove to be correct. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, changes in the global political, economic, business and competitive environments (including, but not limited to, the impacts of the COVID-19 pandemic and geopolitical events such as the conflict in Ukraine); inability to obtain, or meet conditions imposed for, required governmental and regulatory approvals; interruptions or other adverse effects to clinical trials; legal or regulatory developments and changes, including, but not limited to, changes in environmental and health and safety regulations; government actions; foreign exchange rate and interest rate fluctuations; changes in tax rates; weak, volatile or illiquid capital and/or credit markets; market position of the companies comprising the Acacia Group; earnings; financial position; cash flows; return on capital and operating margins; anticipated investments; the ability of Eagle or the Acacia Group to obtain capital/additional finance; an unexpected decline in revenue or profitability; retention of senior management; the maintenance of labour relations; fluctuations in commodity prices and other input costs; operating and financial restrictions as a result of financing arrangements; changes in consumer habits and preferences including a reduction in demand by customers; competitive product and pricing pressures; future business combinations or disposals; success of business and operating initiatives; changes in the level of capital investment; manufacturing and supply chain interruptions, adverse effects on healthcare systems, disruption in the operations of third party partners and disruption of the global economy, and the overall impact of the COVID-19 pandemic or other events on Eagle or Acacia’s business, financial condition and results of operations; whether Eagle will successfully implement its development plan for, and successfully market and commercialise, its product candidates; the success of relationships with partners; the availability and pricing of third party sourced products and materials; the outcome of litigation involving any products or that may have an impact on any of Eagle or Acacia’s products; successful compliance with the FDA and other governmental regulations applicable to product approvals, manufacturing facilities, products and/or businesses; the strength and enforceability of Eagle or Acacia’s intellectual property rights or the rights of third parties; competition from other pharmaceutical and biotechnology companies and the potential for competition from generic entrants into the market; the risks inherent in the early stages of drug development and in conducting clinical trials; the outcome of Acacia’s shareholder vote, the Court and other closing conditions; and factors in addition to the foregoing that may impact Eagle or Acacia’s expectations, including, among other things, any potential business development transactions, acquisitions, restructurings or legal settlements, in addition to any unanticipated factors, that may cause actual results and outcomes to materially differ.

22

Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements should therefore be construed in the light of such factors. Neither Eagle nor Acacia, nor any of their respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this announcement will actually occur. You are cautioned not to place undue reliance on these forward-looking statements. Other than in accordance with their legal or regulatory obligations, neither Eagle or Acacia is under any obligation, and Eagle and Acacia expressly disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

No profit forecasts or estimates

No statement in this announcement is intended as a profit forecast, profit estimate or quantified benefits statement for any period and no statement in this announcement should be interpreted to mean that earnings or earnings per share for Eagle or Acacia, as appropriate, for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for Eagle or Acacia, as appropriate.

Hard copies

Acacia Shareholders may request a hard copy of this announcement and any information incorporated into it by reference to another source in hard copy form by writing to Acacia Pharma Group PLC, The Officers’ Mess Royston Road, Duxford, Cambridge, England, CB22 4QH or by calling Anne-Marie Elsley, the Company Secretary, on +44 1223 919 760, during normal business hours. A hard copy of this announcement will not be sent unless so requested. Acacia Shareholders may also request that all future documents, announcements and information sent in relation to the Proposed Transaction should be sent in hard copy form, again by writing to the address set out above or by calling the telephone number above.

23

Appendix 1
Terms of the Scheme and the Proposed Transaction

Timing

1.	The Proposed Transaction will be conditional upon the Scheme becoming unconditional and becoming effective by no later than 30 June 2022.

Scheme approval

2.	The Scheme will be conditional upon:

(a)	(i) the approval of the Scheme by a majority in number of the Scheme Shareholders present and voting (and entitled to vote) at the Court Meeting (and any separate class meeting which may be required by the Court (or at any adjournment thereof)), either in person or by proxy, representing not less than 75 per cent. in value of the Scheme Shares held by such Scheme Shareholders (or the relevant class or classes thereof); and (ii) the Court Meeting being held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date (if any) as Eagle and Acacia may agree, and that the Court may allow, if required);

(b)	(i) all resolutions necessary to approve and implement the Scheme as set out in the notice of the General Meeting (including, without limitation, the Resolutions) being duly passed by the requisite majority at the General Meeting (or at any adjournment thereof); and (ii) the General Meeting being held on or before the 22nd day after the expected date of the General Meeting to be set out in the Scheme Document in due course (or such later date (if any) as Eagle and Acacia may agree, and that the Court may allow, if required); and

(c)	(i) the sanction of the Scheme by the Court without modification (or with modification on terms acceptable to Eagle and Acacia) and the delivery of a copy of the Scheme Court Order to the Registrar of Companies for registration; and (ii) the Scheme Court Hearing being held on or before the 22nd day after the expected date of the Scheme Court Hearing to be set out in the Scheme Document in due course (or such later date (if any) as Eagle and Acacia may agree, and that the Court may allow, if required).

Certain further terms of the Scheme and the Proposed Transaction

3.	The Proposed Transaction will terminate and the Scheme will be withdrawn or will lapse if the Co-operation Agreement is terminated in accordance with its terms, including if:

(a)	the parties so agree in writing, at any time prior to the General Meeting;

(b)	upon service of written notice by Acacia to Eagle or vice versa, if one or more of the following occurs: (i) a Competing Proposal (as defined therein) is made and the Acacia Directors recommend such Competing Proposal or state publicly that it is their intention to recommend such Competing Proposal; (ii) at any time, a Competing Proposal completes, becomes effective or becomes, or is declared, unconditional in all respects; or (iii) at any time, a Board Adverse Recommendation Change (as defined therein) occurs; or

A-1

(c)	upon service of written notice by Eagle to Acacia on or before the business day prior to the Scheme Court Hearing, if: (i) Acacia shall not have performed in all material respects its obligations in respect of the conduct of Acacia between the date of the Co-operation Agreement and the business day prior to the Scheme Court Hearing; (ii) the warranties set forth in Schedule 4 of the Co-operation Agreement: (x) were not true, accurate and not misleading as of the date of the Co-operation Agreement; and (y) are not true, accurate and not misleading as of the business day prior to the Scheme Court Hearing, except in each case, where any failure of any such warranties to be true, accurate and not misleading would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined therein).

4.	The Acacia Shares will be acquired by Eagle fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and other third party rights of any nature whatsoever and together with all rights attaching to them as at the date of this announcement or subsequently attaching or accruing to them, including the right to receive and retain, in full, all dividends and other distributions (if any) declared, made, paid or payable, or any other return of capital made, on or after the Effective Date.

5.	If, on or after the date of this announcement and prior to the Effective Date, any dividend and/or other distribution and/or other return of capital is declared, made or paid by Acacia or becomes payable by Acacia in respect of the Acacia Shares with a record date falling on or before the Scheme Record Time, Eagle reserves the right to reduce the consideration payable under the terms of the Proposed Transaction for the Acacia Shares at such date by an amount equal to the aggregate amount of such dividend and/or distribution and/or return of capital, in which case any reference in this announcement or in the Scheme Document to the consideration payable under the terms of the Proposed Transaction will be deemed to be a reference to the consideration as so reduced. To the extent that any such dividend and/or distribution and/or other return of capital is declared, made or paid or is payable and it is: (i) transferred pursuant to the Scheme on a basis which entitles Eagle to receive the dividend or distribution and to retain it; or (ii) cancelled, the consideration payable under the terms of the Scheme will not be subject to change in accordance with this paragraph. Any exercise by Eagle of its rights referred to in this paragraph shall be the subject of an announcement and, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the Scheme.

6.	Fractions of New Eagle Shares will not be allotted to Acacia Shareholders. Instead, all fractional shares which a holder of Acacia Shares would otherwise be entitled to receive will be aggregated and calculations will be rounded down, and such holder shall receive, in lieu of such fractional entitlements, cash in an amount (rounded down to the nearest penny) equal to such fractional amount multiplied by the last reported sale price of the shares of the common stock of Eagle on Nasdaq (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source selected by Eagle) on the last business day prior to the Effective Date.

A-2

7.	The Scheme will be subject, inter alia, to the terms which are set out in this Appendix 1 and those terms which will be set out in the Scheme Document.

8.	The availability of the Scheme to Acacia Shareholders, the New Eagle Shares to be issued pursuant to the Scheme to Acacia Shareholders and the distribution of this announcement to Acacia Shareholders who are not resident in the United Kingdom or Belgium may be affected by the laws of the relevant jurisdiction in which they are located. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. Acacia Shareholders who are in any doubt regarding such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay. Further information in relation to Overseas Shareholders will be contained in the Scheme Document.

9.	This announcement and any rights or liabilities arising hereunder, the Proposed Transaction, the Scheme, and any proxies will be governed by English law and be subject to the jurisdiction of the courts of England and Wales. The Scheme will also be subject to the applicable requirements of Euronext Brussels.

A-3

Appendix 2
Bases and Sources

In this announcement, unless otherwise stated or the context otherwise requires, the following bases and sources have been used:

1.	The value attributed to the existing issued and to be issued share capital of Acacia is based upon the 100,923,133 Acacia Shares in issue and a maximum of 5,939,424 Acacia Shares which may be issued on or after the date of this Announcement to satisfy the exercise of options or vesting of awards pursuant to the Acacia Share Scheme, offset by 1,002,584 Acacia Shares held in Acacia’s employee benefit trust, in each case as at 25 March 2022, being the last business day before this announcement.

2.	For the purposes of the financial comparisons contained in this announcement, no account has been taken of any liability to taxation or the treatment of fractions under the Scheme.

3.	Unless otherwise stated, the financial information on Acacia is extracted (without material adjustment) from Acacia’s annual report and accounts for the year ended 31 December 2020 and from the announcement of Acacia’s interim results for the six months ended 30 June 2021, and the financial information on Eagle is extracted (without material adjustment) from Eagle’s annual report and accounts for the year ended 31 December 2020.

4.	The market capitalisation of Eagle is as derived from FactSet.

5.	The exchange ratio of the share portion of the Consideration is calculated based on the reference price of US$49 per share of common stock of Eagle and at the exchange rate of €1:US$1.0981 on the last business day before this announcement (as reported in The Wall Street Journal).

6.	Certain figures in this announcement have been subject to rounding adjustments.

A-4

Appendix 3
Details of Irrevocable Undertakings

The following Acacia Directors and the three largest shareholders of Acacia have given irrevocable undertakings in their capacity as holders of Acacia Shares (or persons who control, or can procure the control of, the voting rights attaching to Acacia Shares) to vote in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting in relation to the following Acacia Shares:

Name	Number of Acacia Shares	Percentage of issued share capital of Acacia Shares
Michael John Bolinder	138,710	0.14
Edward Joseph Borkowski	19,618	0.02
John Robert Brown	19,618	0.02
Scott Allen Byrd	19,979	0.02
Alessandro Della Chà	19,618	0.02
Cosmo Technologies Limited	19,600,098	19.42
Gilde Healthcare II Sub-Holding BV	16,943,822	16.79
Lundbeckfond Invest A/S	12,468,955	12.35
Total	49,230,418	48.78

The undertakings will cease to be binding in certain circumstances, including if:

1.	the Scheme does not become effective, lapses or is withdrawn without becoming or being declared unconditional in accordance with its terms, or

2.	the Scheme lapses or is withdrawn or otherwise becomes incapable of becoming effective or has not become effective on or before the date falling six months after the date the irrevocable undertakings were entered into (or such later date as Eagle and Acacia agree in writing and that the Court, if required, approves).

A-5

Appendix 4

Definitions

The following definitions apply throughout this announcement unless the context requires otherwise.

“€” or “EUR”	the lawful currency of the member states of the European Union which adopt or have adopted it as their lawful currency

“£”	the lawful currency of the UK

“Acacia”	Acacia Pharma Group PLC

“Acacia Board”	the board of directors of Acacia from time to time

“Acacia Directors”	the directors of Acacia from time to time and “Acacia Director” shall be construed accordingly

“Acacia Group”	Acacia and its subsidiary undertakings

“Acacia Shareholders”	the registered holders of Acacia Shares from time to time

“Acacia Shares”	ordinary shares of £0.02 each in the capital of Acacia from time to time

“Acacia Share Schemes”	each of the PSP, CSOP, EMI, the USOP and the DABP

“business day”	a day, (other than a Saturday, Sunday, public or bank holiday) on which banks are generally open for business in London, Brussels and New York City, New York, USA

“Companies Act”	the Companies Act 2006, as amended from time to time

“Co-operation Agreement”	the co-operation agreement entered into between Acacia and Eagle on 27 March 2022, as may be amended from time to time

“Court”	the High Court of Justice of England and Wales

“Court Meeting”	the meeting(s) of the Scheme Shareholders to be convened by order of the Court pursuant to section 896 of the Companies Act, notice of which will be set out in the Scheme Document, for the purpose of considering, and if thought fit, approving the Scheme, including any adjournment thereof

A-6

“CREST”	the relevant system (as defined in the Uncertificated Securities Regulations 2001 (SI 2001/3755)) in respect of which Euroclear UK & International Limited (company number: 02878738) is the Operator (as defined in such Regulations) in accordance with which securities may be held and transferred in uncertificated form

“CSOP”	Acacia’s share option plan as amended from time to time

“DABP”	Acacia’s deferred annual bonus plan as amended from time to time

“Eagle”	Eagle Pharmaceuticals, Inc.

“Eagle Board”	the board of directors of Eagle from time to time

“Eagle Group”	(i) Eagle; and (ii) any parent undertaking and/or subsidiary undertaking of Eagle from time to time

“Effective Date”	the date upon which the Scheme becomes effective in accordance with its terms

“EMI”	Acacia’s enterprise management incentive plan as amended from time to time

“Excluded Shares”	any Acacia Shares: (i) beneficially owned by Eagle or any other member of the Eagle Group; and (ii) any Acacia Shares held in treasury by Acacia, in each case, immediately prior to the Scheme Record Time

“Forms of Proxy”	the forms of proxy for use in connection with each of the Court Meeting and the General Meeting, which shall accompany the Scheme Document

“General Meeting”	the general meeting of Acacia to be convened in connection with the Scheme to consider and, if thought fit, approve the Resolutions (with or without amendment), notice of which will be set out in the Scheme Document, including any adjournment thereof

“Greenhill”	Greenhill & Co. International LLP

“Jefferies”	Jefferies International Limited

“Nasdaq”	the Nasdaq Global Market

A-7

“New Eagle Shares”	the shares of common stock of Eagle proposed to be issued to Acacia Shareholders pursuant to the Scheme

“Overseas Shareholders”	Acacia Shareholders who are resident in, ordinarily resident in, or citizens of, jurisdictions outside the United Kingdom or Belgium

“Proposed Transaction”	the acquisition of the entire issued and to be issued share capital of Acacia by Eagle (other than Acacia Shares already held or controlled by any member of the Eagle Group, if any) to be implemented by way of the Scheme

“PSP”	Acacia’s performance share plan as amended from time to time

“Registrar of Companies”	the Registrar of Companies in England and Wales

“Resolutions”	the resolution(s) to be proposed at the General Meeting necessary to facilitate the implementation of the Scheme, including, without limitation, a resolution to amend the articles of association of Acacia by the adoption and inclusion of a new article under which any Acacia Shares issued or transferred after the Scheme Record Time (other than to Eagle and/or its nominees) shall be automatically transferred to Eagle (or as it may direct) and, where applicable, for consideration to be paid to the transferee or to the original recipient of the Acacia Shares so transferred or issued on the same terms as the Proposed Transaction (other than terms as to timings and formalities)

“Restricted Jurisdiction”	any jurisdiction where distribution, publication, availability or use of any information in relation to the Proposed Transaction would be contrary to applicable law or regulation or which would require any registration or licensing within such jurisdiction, or where applicable laws or regulations may otherwise result in a significant risk of civil, regulatory or criminal exposure if information concerning the Proposed Transaction is sent or made available in that jurisdiction

“Scheme”	the scheme of arrangement proposed to be made under Part 26 of the Companies Act between Acacia and the Scheme Shareholders, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by Acacia and Eagle

A-8

“Scheme Court Hearing”	the hearing of the Court of the application to sanction the Scheme under Part 26 of the Companies Act

“Scheme Court Order”	the order of the Court sanctioning the Scheme under Part 26 of the Companies Act

“Scheme Document”	the document to be sent to (among others) Acacia Shareholders containing and setting out, among other things, the full terms and conditions of the Scheme and containing the notices convening the Court Meeting and General Meeting, including any revised scheme document

“Scheme Record Time”	the time and date specified in the Scheme Document, expected to be 7.00 p.m. (Brussels time) on the business day immediately following the date of the Scheme Court Hearing

“Scheme Shareholders”	registered holders of Scheme Shares

“Scheme Shares”

Acacia Shares:

(i)       in issue as at the date of the Scheme Document;

(ii)       (if any) issued after the date of the Scheme Document and prior to the Scheme Voting Record Time; and

(iii)       (if any) issued on or after the Scheme Voting Record Time and before the Scheme Record Time, either on terms that the original or any subsequent holders thereof shall be bound by the Scheme or in respect of which the holders thereof shall have agreed in writing to be bound by the Scheme, in each case, which remain in issue at the Scheme Record Time but excluding the Excluded Shares

“Scheme Voting Record Time”	the time and date specified in the Scheme Document by reference to which entitlement to vote on the Scheme at the Court Meeting will be determined

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland

“United States” or “US”	the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia

A-9

“US$”	the lawful currency of the United States

“USOP”	Acacia’s unapproved share option plan

“William Blair”	William Blair & Company, L.L.C.

For the purposes of this announcement, “subsidiary”, “subsidiary undertaking”, “undertaking” and “associated undertaking” have the meanings given by the Companies Act.

References to an enactment include references to that enactment as amended, replaced, consolidated or re-enacted by or under any other enactment before or after the date of this announcement. All references to time in this announcement are to Brussels time unless otherwise stated.

A reference to “includes” shall mean “includes without limitation”, and references to “including” and any other similar term shall be construed accordingly.

A-10

Appendix 5

Co-operation Agreement

A-11